Exhibit 4.13

Macy’s Retail Holdings, Inc., a Delaware corporation
(as successor to Macy’s Retail Holdings, Inc., a New York corporation) as Issuer
and
Macy’s, Inc., as Guarantor
and
The Bank of New York Mellon Trust Company, N.A., as Trustee
EIGHTH SUPPLEMENTAL TRUST INDENTURE
Effective as of May 28, 2020
Supplementing that certain
Indenture
Dated as of January 13, 2012
Evidencing the Succession of Macy’s Retail Holdings, Inc., a Delaware corporation, to
Macy’s Retail Holdings, Inc., a New York corporation, and
the Assumption by Macy’s Retail Holdings, Inc., a Delaware corporation of the obligations and covenants of Macy’s Retail Holdings, Inc., a New York corporation under the Indenture and the Securities
Eighth Supplemental Trust Indenture
EIGHTH SUPPLEMENTAL TRUST INDENTURE, effective as of May 28, 2020, by and among Macy’s Retail Holdings, Inc., a corporation duly organized and existing under the laws of the State of Delaware (“MRHI Delaware”) and successor by merger of Macy’s Retail Holdings, Inc., a New York corporation (“MRHI New York”) with and into MRHI Delaware, Macy’s, Inc., a corporation duly organized and existing under the laws of the State of Delaware, as Guarantor (“Macy’s”), and The Bank of New York Mellon Trust Company, N.A., a national banking association duly incorporated under the laws of the United States of America, as Trustee (“Trustee”), supplementing that certain Indenture, dated as of January 13, 2012, between MRHI New York, Macy’s and the Trustee (as amended or supplemented to date, the “Indenture”).
RECITALS:
A. Pursuant to Section 11.01 of the Indenture, MRHI New York is not permitted to consolidate with or merge with or into any other Person, or transfer (by lease, assignment, sale, or otherwise) all or substantially all of its properties and assets to another Person unless, among other things, such Surviving Person expressly assumes, in the form of a supplemental indenture, all of the obligations and covenants of MRHI New York under the Indenture and the Securities.
B. Pursuant to the Agreement and Plan of Merger, dated May 28, 2020, between MRHI New York and MRHI Delaware, MRHI New York was merged with and into MRHI Delaware, with MRHI Delaware continuing as the Surviving Person, and MRHI Delaware agreed to assume all of the obligations and covenants of MRHI New York under the Indenture and the Securities.

C. Pursuant to Section 10.01 of the Indenture, MRHI Delaware, Macy’s and the Trustee are entering into this Supplemental Indenture, without the consent of or notice to any Holders, to evidence the succession of MRHI Delaware to MRHI New York and the assumption by MRHI Delaware of the obligations and covenants of MRHI New York under the Indenture and the Securities.
D. Unless otherwise defined, all capitalized terms used herein that are defined in the Indenture shall have the respective meanings assigned to them in the Indenture.
Now, Therefore, This Supplemental Indenture Witnesseth:
In order to evidence the succession of MRHI Delaware to MRHI New York and the assumption by MRHI Delaware of the obligations and covenants of MRHI New York under the Indenture and the Securities, it is mutually agreed as follows:
ARTICLE I. SUCCESSION AND ASSUMPTION OF OBLIGATIONS.
Section 1.1. – Succession and Assumption of Obligations.
Effective as of the date hereof, MRHI Delaware hereby (a) succeeds to, is substituted for and may exercise every right and power of MRHI New York under the Indenture with the same effect as if MRHI Delaware had been named in the Indenture, and (b) assumes all of the obligations and covenants of MRHI New York under the Indenture and the Securities, including all covenants of MRHI New York contained in the Indenture and the Securities, as the case may be, and MRHI New York is hereby relieved of all of its obligations and covenants under the Indenture and the Securities. MRHI Delaware hereby succeeds to and is substituted for MRHI New York in the Indenture with the same effect as if MRHI Delaware had been named in the Indenture as a party thereto. Upon the effectiveness of this Supplemental Indenture, all appearances of the term “Company” in the Indenture and the Securities shall be deemed to mean and apply to MRHI Delaware.
ARTICLE II. MISCELLANEOUS.
Section 2.1. - Reference to and Effect on the Indenture.
This Supplemental Indenture shall be construed as supplemental to the Indenture and all of the terms and conditions of this Supplemental Indenture shall be deemed to be part of the terms and conditions of the Indenture. Except as set forth herein, the Indenture heretofore executed and delivered is hereby (a) incorporated by reference in this Supplemental Indenture and (b) ratified, confirmed and approved.
Section 2.2. - Supplemental Indenture May be Executed in Counterparts.
This instrument may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. Such counterparts may be executed manually, electronically or by facsimile.

Section 2.3. - Effect of Headings.
The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

IN WITNESSETH WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly effective as of the day and year first above written.

[Seal] Attest: /s/ Steven R. Watts Name: Steven R. Watts Title: Assistant Secretary	MACY’S RETAIL HOLDINGS, INC. By: /s/ Josh Juran Name: Josh Juran Title: Vice President
[Seal] Attest: /s/ Steven R. Watts Name: Steven R. Watts Title: Assistant Secretary	MACY’S, INC. By: /s/ Elisa D. Garcia Name: Elisa D. Garcia Title: Chief Legal Officer and Secretary

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. By: /s/ Linda Wirfel Name: Linda Wirfel Title: Vice President

[Signature Page to Eighth Supplemental Indenture (2012 Indenture)]